Exhibit 1

By-laws

As amended on May 19, 2022

ARTICLE 1 - FORM

Orange is a public limited company (société anonyme) governed by France's law on public limited companies and subject to the specific laws governing the Company, particularly Law 90-568 of July 2, 1990 (as amended) and these Bylaws.

ARTICLE 2 - CORPORATE SCOPE AND PURPOSE

The Company's corporate scope, in France and abroad, specifically in accordance with the French Postal and Electronic Communications Code, shall be:

•   to provide all electronic communication services in domestic and international relations;

•   to carry out activities related to public service and, in particular, to provide, where applicable, a universal telecommunications service and other mandatory services;

•   to establish, develop and operate all electronic communications networks open to the public necessary for providing said services and to interconnect those networks with other French and foreign networks open to the public;

•   to provide all other services, facilities, handset equipment, electronic communications networks, and to establish and operate all networks distributing audiovisual services, and especially radio, television and multimedia broadcasting services;

•   to set up, acquire, rent or manage all real-estate or other assets and businesses, to lease, install and operate all structures, businesses, factories and workshops related to any of the purposes defined above;

•   to obtain, acquire, operate or transfer all processes and patents related to any of the purposes defined above;

•   to participate directly or indirectly in all transactions that may be related to any of the purposes defined above, through the creation of new companies or businesses contribution, tender, subscription or purchase of securities or corporate rights, acquisitions of interests, mergers, partnerships, or by any other means;

•   and, more generally, all industrial, commercial and financial transactions, involving securities or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the Company's business.

The Company's corporate purpose shall be as follows:

"As a trusted partner, Orange gives everyone the keys to a responsible digital world."

ARTICLE 3 - COMPANY NAME

The Company's name shall be: "Orange."

ARTICLE 4 - REGISTERED OFFICE

The registered office shall be located at 111, quai du Président Roosevelt, Issy-les-Moulineaux (92130), France.

The Board of Directors shall have the authority to transfer the Company's registered office, under the conditions prescribed by law.

ARTICLE 5 - TERM

The term of the Company shall be ninety-nine years commencing on December 31, 1996, unless the Company is dissolved earlier or its term is extended.

ARTICLE 6 - SHARE CAPITAL

The share capital shall be 10,640,226,396 euros, divided into 2,660,056,599 fully paid-up shares, with a par value of four euros per share.

ARTICLE 7 - CHANGE IN SHARE CAPITAL

The share capital may be increased, reduced or redeemed as provided by law.

ARTICLE 8 - PAYING FOR SHARES

In a share capital increase, shares issued for cash shall be paid up - at the time of subscription - in the minimum proportion required by law. Partly paid-up shares shall be in registered form until paid up in full. The remainder of the consideration shall be paid up in one or more installments as decided by the Board of Directors within a period not exceeding five years from the date on which the capital increase was completed.

Subscribers shall be informed of all calls for payment by registered letter with return receipt sent at least fifteen days prior to each installment due date. Installments may be made at the registered office or at any other location indicated for that purpose.

A shareholder's failure to make payments as called during the periods set by the Board of Directors shall result in any sums due automatically incurring interest at the legal interest rate, as from their due date, without prejudice to any other remedies or penalties provided by law, such as, in particular, the Company having the right to request the sale of securities for which payments were not made when due.

ARTICLE 9 - LEGAL FORM OF SHARES

Shares shall be either in registered or bearer form, at the discretion of the shareholder, unless otherwise specified by law.

The Company may make use at any time, in particular by means of request to the central depository maintaining the securities issuance account, of all legal and regulatory provisions allowing the disclosure of the identity of the holders of securities conferring immediately or in the future the right to vote in the Company's Shareholders' Meetings and the number of shares held by each of them, as well as the restrictions to which the shares may be subject, including with respect to holders of similar securities outside the territory of France.

In addition to the legal obligation to inform the Company about holding certain percentages of share capital or voting rights, any individual or legal entity, acting alone or in concert with others, who acquires, directly or indirectly, as defined by Articles L. 233-7 et seq. of the French Commercial Code, a number of shares, voting rights or securities representing shares equal to 0.5% of the share capital or voting rights in the Company shall be required, no later than prior to market close on the fourth trading day after this threshold has been crossed, to disclose to the Company by registered letter with return receipt, the total number of shares, voting rights and securities giving access to the capital that such individual or entity holds.

A new disclosure shall be required under the conditions indicated above every time another 0.5% threshold is reached or crossed, whether exceeded or fallen below, for any reason whatsoever, including beyond the 5% threshold.

Failure to comply with the above requirements shall result for the relevant shareholder(s), under the conditions and within the limits set by law, in the suspension of voting rights attached to the securities exceeding the thresholds subject to disclosure, provided that one or more shareholders holding at least 0.5% of the Company's share capital or voting rights so request at the Shareholders' Meeting.

ARTICLE 10 - SALE AND TRANSFER OF SHARES

The shares shall be freely negotiable, subject to applicable legal and regulatory provisions. They shall be registered in a share account and can be transferred from one account to another by means of a transfer order.

ARTICLE 11 - RIGHTS AND OBLIGATIONS ATTACHED TO SHARES

Each share shall entitle its holder to a portion of the corporate profits and assets proportional to the amount of capital represented by the share. Furthermore, each share shall entitle its holder to vote and be represented in the Shareholders' Meetings in accordance with provisions of the law and of the Bylaws. Ownership of one share automatically implies adherence to the Bylaws and the decisions of the Shareholders' Meeting.

Shareholders shall be liable for losses only up to the amount of their contributions.

The heirs, creditors, assigns or other representatives of a shareholder may not ask for the Company's assets and securities to be sealed, nor request their division or sale by auction, nor interfere in the management of the Company; they must, in exercising their rights, abide by the corporate accounts and decisions of the Shareholders' Meeting.

Whenever it is necessary to own several shares to exercise any right whatsoever, in the event of an exchange, reverse split or allotment of shares, or as a consequence of the capital being increased or reduced, a merger or other corporate action, the owners of single shares, or of a number of shares lower than the required number, may exercise these rights only on the condition that they personally undertake to combine and, as the case may be, purchase or sell the necessary shares.

ARTICLE 12 - INDIVISIBILITY OF SHARES - BENEFICIAL OWNERSHIP

1.     The Company considers the shares indivisible.

Co-owners of indivisible shares shall be represented at Shareholders' Meetings by one of the co-owners or by a single proxy. In the event of disagreement, the proxy shall be appointed by a court at the request of first co-owner to file a petition.

2.     The voting right attached to the share shall be exercised by the beneficial owner at Ordinary Shareholders' Meetings and by the legal owner at Extraordinary Shareholders' Meetings.

ARTICLE 13 - BOARD OF DIRECTORS

1.     The Company shall be managed by a Board of Directors with at least twelve and no more than twenty-two members, including:

-         three directors representing the employees of the Company and those of its direct or indirect subsidiaries (within the meaning of Article L. 225-27 of the French Commercial Code) with registered offices located on French territory, either from among the pool of engineers, managers and other supervisors, or from among the pool of other employees; the distribution of seats by eligible pool shall be based on the structure of the workforce as recorded on July 1 of the year when the vote is taken, with two representatives for the pool representing more than half of the employees and one representative for the other pool;

-         one director representing employee shareholders (or investors in a company mutual fund (FCPE) holding shares of the Company), appointed by the Shareholders' Meeting.

In the event of a vacancy, by reason of death or resignation, of one or more seats of directors appointed by the Shareholders' Meeting, other than the director representing employee shareholders, the Board of Directors may, between two Shareholders' Meetings, make appointments on a provisional basis subject to the approval of the next Ordinary Shareholders' Meeting, within the limits and conditions provided by law.

2.     The method of voting used to fill each directorship representing employees shall be the method provided in the applicable legal and regulatory provisions, particularly Article L. 225-28 of the French Commercial Code and Decree 2004-977 of September 17, 2004.

In particular, the election shall take place:

-         Where there is only one seat to be filled from one pool, by a two-round majority vote in that pool; and

-         In the other pool, by the largest-remainder method proportional representation system without vote-splitting.

Employees who meet the conditions provided for by law shall be eligible to vote and stand for election. Where there is only one seat to be filled in a pool, each candidacy must include, in addition to the name of the candidate, the name of their replacement in the event of a vacancy for any reason whatsoever. In the other pool, each list of candidates for the election of representatives must include at least four names.

The term of office for directors representing employees shall be four years.

Newly elected directors representing employees shall assume office upon the expiration of the term of office of their predecessors.

Should a director representing employees lose their employee status, their term of office shall be terminated. The vacant seat shall be filled as provided for in Article L. 225-34 of the French Commercial Code.

Elections shall be organized so that a second round can take place before the end of the term of office of outgoing Board members.

For each election, the Board of Directors shall approve the list of subsidiaries and shall set the election date in accordance with the time requirements listed below.

The time requirements for each election shall be as follows:

•      the election date must be made public at least eight weeks before the vote;

•      the list of electors must be made public at least six weeks before the vote;

•      candidacies must be registered at least five weeks before the vote; note that candidates must be members of the pool they wish to represent;

•      the list of candidates must be made public at least four weeks before the vote;

•      the documents needed for mail - in votes must be sent out at least three weeks before the vote.

If there are no candidacies in one of the pools, the corresponding seat(s) shall remain vacant until the next election of directors representing employees.

Votes can be cast using electronic or paper ballots.

When votes are cast using paper ballots, voting shall take place over the course of a single day, at the place of work and during normal working hours. However, the following persons shall be eligible to use mail-in ballots:

•      employees who are expected to be absent on the day of the vote;

•      employees who, by virtue of the nature or terms of their employment, are not located in the vicinity of the polling station to which they are assigned;

•      employees working at sites where there is no polling station.

For votes cast by electronic and/or paper ballots, any methods used to organize and conduct the election of directors representing employees that are not specified by applicable legal or regulatory provisions, or by these Bylaws, must be approved by the Board of Directors, or by the Chairperson of the Board acting upon delegation, implementing, where necessary, any Group-wide agreement that may have been signed with respect to the methods used in the election in businesses within the scope referred to in the first bullet under 1. above.

3.     The director representing the employee shareholders shall be appointed, pursuant to applicable legal and regulatory provisions and to these Bylaws, by the Shareholders' Meeting upon motion made by the shareholders referred to in Article L. 225-102 of the French Commercial Code. Note that registered shares directly held by employees and whose free allocation was authorized by Extraordinary Shareholders' Meetings of the Company prior to the publication of Law 2015-990 of August 6, 2015 on growth, activity and equal economic opportunities shall be taken into account when determining the proportion of share capital held by employees pursuant to the aforesaid Article L. 225-102.

Only one candidate shall be put before the Shareholders' Meeting. The candidate for the office of director representing employee shareholders shall be appointed through a single consultation of all shareholders referred to in Article L. 225-102 of the French Commercial Code, including any company mutual funds (fonds communs de placement d'entreprise - FCPEs) in which more than one third of assets are comprised of Company shares.

The conditions for organizing and conducting this consultation, in particular with regard to the timetable for appointing the candidate, must be approved by the Board of Directors or, by delegation, by its Chairperson.

Employees of the Company, or of companies and groupings related to it within the meaning of Article L. 225-180 of the French Commercial Code, who are employee shareholders or members of the supervisory board of one of the above-mentioned FCPEs, shall be eligible. When putting themselves forward for election, candidates must provide the name of their replacement in the event of vacancy.

The term of office of the director representing the employee shareholders and the terms and conditions of the director's office shall be identical to those of the directors appointed by the Shareholders' Meeting in accordance with Article L. 225-18 of the French Commercial Code. However, in the event of loss of employee status, the director representing the employee shareholders shall be deemed to have automatically resigned and their term of office shall expire automatically.

In the event of any vacancy for any reason whatsoever in the office of director representing the employee shareholders, the replacement shall immediately take up the position for the remaining term of office of their predecessor. In case of a replacement vacancy, a new consultation within the conditions set by the Bylaws shall be organized in a timely manner.

4.     In the event of a vacancy for whatever reason in one or more offices of directors representing employees, and for which replacement pursuant to Article L. 225-34 of the French Commercial Code has not been possible, the Board of Directors, duly composed of the remaining members, may validly meet and deliberate prior to the election of the new director(s) representing employees, who shall be considered in office for the purposes of determining the minimum number of directors pursuant to paragraph 1 above. This procedure shall also apply in the event that the seat of the director representing employee shareholders becomes vacant, for whatever reason.

5.     The Board may appoint a secretary, who need not be a Board member.

6.     The term of office for directors shall be four years.

The duties of the directors, apart from those representing employees and, as applicable, those representing the French government, shall cease at the end of the Shareholders' Meeting called to approve the financial statements for the previous fiscal year, held during the year when their terms of office expire.

7.     The Shareholders' Meeting shall set the amount of the attendance fees paid to directors.

The Board of Directors, after express deliberation, shall allocate the fees among the directors as it sees fit, subject to applicable legal and regulatory provisions.

Expenses incurred by directors during their terms of office are reimbursed by the Company upon presentation of documented proof of payment.

8.     Each director appointed by the Shareholders' Meeting (except for those representing employee shareholders or appointed on proposal of the French government) must own at least one thousand Company shares.

9.     The Board of Directors may invite members of the business, or individuals outside the business, to attend Board meetings without granting them a vote.

10.   Individuals invited to attend Board meetings shall be bound by the same rules of discretion as the directors themselves.

11.   The Board of Directors may appoint, on motion made by its Chairperson, one or more non-voting directors chosen from among the shareholders, whether individuals or legal entities, or from outside their number.

Their terms of office shall be set by the Board of Directors but may not exceed four years.

Non-voting directors shall always be eligible for reelection. The Board of Directors may terminate their appointment at any time.

In the event of a non-voting director's death, dismissal or termination of office for any other reason, the Board of Directors may appoint a replacement for the remainder of their term of office.

Non-voting directors are invited to attend Board meetings as observers and may be consulted by the Board or by its Chairperson.

A non-voting director's office shall be unpaid. Nevertheless, the Board of Directors may authorize reimbursement of expenses that non-voting directors incur on behalf of the Company.

ARTICLE 14 - CHAIRPERSON OF THE BOARD OF DIRECTORS - APPOINTMENT

The Board of Directors shall elect its Chairperson from among its individual members. The Chairperson shall be elected for their entire directorship and shall be eligible for reelection.

The age limit for holding the office of Chairperson of the Board of Directors shall be set at 70 years; should this age be reached by the Chairperson while in office, the age limit shall be extended in order to allow them to carry out their duties until the end of their term of office.

ARTICLE 15 - DELIBERATIONS OF THE BOARD OF DIRECTORS

1.     The Board of Directors shall meet as often as required in the interest of the Company, when called to meeting by its Chairperson or, should the latter be unable to do so, by the Lead Director, whose appointment may be decided by the Board of Directors in accordance with its internal rules.

The meeting shall be held at the registered office or at any other location indicated in the notice of meeting. The notice of meeting must, in principle, be sent out at least five days in advance by mail, telegram, telex, fax or email. The notice shall include the meeting agenda. It can also be sent out immediately prior to the meeting and by any means, including verbally, in the event of an emergency.

Meetings of the Board of Directors shall be chaired by the Chairperson of the Board or, in the Chairperson's absence, by the Lead Director or, failing that, by the oldest director present.

2.     The Board may not validly deliberate unless a quorum of at least half of its members are present or, as the case may be, are considered present in accordance with 4. below.

Decisions shall be made by a majority of members present, deemed to be present, or represented. In the event of a tie, the meeting's Chairperson shall cast the deciding vote.

3.     An attendance sheet shall be kept and must be signed by the directors attending the Board meeting. It records any attendance of directors by means of videoconferencing or telecommunication. Board deliberations shall be recorded in minutes prepared in compliance with applicable legal provisions and signed by the meeting's Chairperson and by one director or, if the meeting's Chairperson is unable to do so, by two directors. Copies or extracts of the minutes may be certified by the Chairperson of the Board of Directors, the Chief Executive Officer, the Delegate Chief Executive Officers, the director temporarily delegated to the duties of Chairperson, or a person duly authorized for that purpose.

4.     The Board of Directors, in accordance with statutory and regulatory requirements, may prepare internal rules setting the terms and conditions under which directors who attend a meeting of the Board by means of videoconferencing or telecommunication allowing their identification and ensuring they can participate effectively, are considered present for the purpose of calculating the quorum and the majority. The form and terms of application of these internal rules are set forth by decree.

5.     The Board of Directors may also make the following decisions within its scope by written consultation with Board members:

- temporary appointment of members of the Board of Directors;

- authorization for securities, endorsements and guarantees;

- amendments required to bring the Bylaws into compliance with legislative and regulatory provisions;

- notice of Shareholders' Meetings; and

- transfer of the registered office within the same territorial department.

ARTICLE 16 - POWERS OF THE BOARD OF DIRECTORS

The Board of Directors shall determine the guidelines for the Company's activities and ensure their implementation, in accordance with its corporate interest, while taking into consideration the social and environmental challenges of its business. It shall also take into consideration, if necessary, the Company's corporate purpose defined in application of Article 1835 of the French Civil Code. Subject to the powers expressly given to Shareholders' Meetings and to the Chairperson of the Board of Directors, and within the limits of the corporate scope, the Board shall review all issues concerning the smooth operation of the Company and shall settle, through its deliberations, the matters that concern it.

The Board of Directors shall undertake such checks and verifications it considers appropriate.

The Board of Directors may delegate authority to any person it deems fit, even to a person from outside the Company, whether in France or abroad, within the limits of the law and these Bylaws.

ARTICLE 17 - POWERS OF THE CHAIRPERSON OF THE BOARD OF DIRECTORS

The Chairperson of the Board of Directors shall organize and direct the Board's work and shall report thereon to the Shareholders' Meeting. The Chairperson shall ensure the proper functioning of the Company's governing bodies and, in particular, that the directors are able to carry out their duties.

In accordance with Articles 29-1 and 29-2 of Law 90-568 of July 2, 1990, as amended, the Chairperson of the Board of Directors shall have authority to appoint and manage the government employees within the Company.

ARTICLE 18 - GENERAL MANAGEMENT

The general management of the Company shall be the responsibility of either the Chairperson of the Board of Directors, who shall then hold the title of Chairperson and Chief Executive Officer, or, as applicable, of another natural person appointed by the Board of Directors and holding the title of Chief Executive Officer.

The Board of Directors shall choose between these two forms of general management and inform the shareholders and third parties as required by applicable laws and regulations.

The Board of Directors' vote on this choice shall be made in accordance with the quorum and majority rules referred to in Article 15(2).

The form selected - and any subsequent alternative - shall be valid until the Board of Directors decides otherwise, ruling under the same majority conditions; in any event, the Board of Directors must make a decision relating to the form of general management at the time it appoints or re-appoints its Chairperson or its Chief Executive Officer, if this latter role is separate from that of Chairperson.

Where the Board of Directors elects to separate the roles of Chairperson and Chief Executive Officer, it shall appoint the Chief Executive Officer from among its members or from outside their number, establishing the term of office, compensation and, where necessary, any limitations to powers.

The age limit for exercising the duties of Chief Executive Officer shall be set at 70 years. If this age limit is reached by an incumbent, the Chief Executive Officer shall be considered as having resigned from office.

The Chairperson and Chief Executive Officer or, as applicable, the Chief Executive Officer, shall be granted the broadest powers to act on behalf of the Company in any circumstances. Such powers shall be exercised within the limits of the corporate scope and subject to the powers expressly assigned by law to Shareholders' Meetings, to Boards of Directors and, where the roles of Chairperson of the Board of Directors and Chief Executive Officer are separate, to the Chairperson of the Board of Directors.

The Chairperson and Chief Executive Officer or, as applicable, the Chief Executive Officer, shall represent the Company in its relations with third parties. The Company shall likewise be bound by actions of the Chairperson and Chief Executive Officer or, as applicable, the Chief Executive Officer, which do not fall within the corporate scope, unless the Company can prove that the third party knew that the action was outside of the limits of that scope, or that the third party could not have been unaware of it under the circumstances, with the understanding that the mere publication of the Bylaws shall not be sufficient to constitute such proof.

ARTICLE 19 - DELEGATED GENERAL MANAGEMENT

At the proposal of the Chairperson and Chief Executive Officer or, as applicable, the Chief Executive Officer, the Board of Directors may appoint one or more individuals with the title of Delegate Chief Executive Officer, who shall be responsible for assisting the Chairperson and Chief Executive Officer or, as applicable, the Chief Executive Officer.

The maximum number of Delegate Chief Executive Officers shall be set at five.

The age limit for exercising the duties of Delegate Chief Executive Officer shall be set at 70 years. If this age limit is reached by an incumbent, the Delegate Chief Executive Officer in question shall be considered as having resigned from office.

In agreement with the Chairperson and Chief Executive Officer or, as applicable, the Chief Executive Officer, the Board of Directors shall determine the extent and duration of the powers granted to the Delegate Chief Executive Officers.

With regard to third parties, the Delegate Chief Executive Officer(s) shall have the same powers as the Chairperson and Chief Executive Officer or, as applicable, the Chief Executive Officer.

The Board of Directors shall determine the compensation of the Delegate Chief Executive Officers.

If the Chairperson and Chief Executive officer or, as applicable, the Chief Executive Officer, ceases to exercise or is prevented from exercising the role's duties, the Delegate Chief Executive Officers shall, unless otherwise decided by the Board, remain in office and retain their powers until the appointment of a new Chairperson and Chief Executive Officer or, as applicable, a new Chief Executive Officer.

ARTICLE 20 - STATUTORY AUDITORS

The Company's financial statements shall be audited by two Statutory Auditors appointed and exercising their duties in compliance with the law.

Two alternate Statutory Auditors shall be appointed to replace the principal Statutory Auditors in the event of the resignation or death of one or both of the principals or their refusal or inability to serve.

ARTICLE 21 - SHAREHOLDERS' MEETINGS

1.     Shareholders' Meetings shall be composed of all shareholders whose shares are paid up and for whom a right to attend Shareholders' Meetings has been established by registration of the shares in an account in the name either of the shareholder or of an intermediary registered on the shareholder's behalf where a shareholder is not resident in France, by midnight (Paris time) on the second business day preceding the meeting.

The shares must be registered within the time limit specified in the preceding paragraph either in an account in the shareholder's own name maintained by the Company, or in the bearer share accounts maintained by the authorized intermediary.

If it sees fit to do so, the Board of Directors may distribute personalized admission cards to the shareholders and require them to produce the cards at meetings.

Shareholders attending via videoconferencing or other means of telecommunication which meet legal and regulatory conditions and allow identification shall be deemed present for the calculation of quorum and majority at Shareholders' Meetings.

The Board of Directors shall organize, in accordance with legal and regulatory requirements, the attendance and vote of the Shareholders' Meeting, assuring, in particular, the effectiveness of the means of identification.

Any shareholder may, in accordance with legal and regulatory requirements, vote without attending the Meeting or grant a proxy to any other physical person or legal entity of the shareholder's choice.

Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy, either by hard copy or via electronic means of telecommunication, until 3:00 pm (Paris time) the day before the Shareholders' Meeting. Transmission methods shall be set forth by the Board of Directors in the notice of meeting and the notice to attend.

Shareholders sending in their vote within the time limit specified under this Article, by means of the form provided by the Company to shareholders, shall be deemed present or represented at the meeting.

The forms for sending in a vote or a proxy, as well as the certificate of attendance, can be duly signed and completed in electronic format under the conditions provided for in the applicable laws and regulations. For this purpose, the form can be electronically signed and submitted directly on the website set up by the organizer of the Shareholders' Meeting.

Shareholders who are not resident in France may be represented at a Shareholders' Meeting by a registered intermediary who may participate subject to legal requirements.

2.     Shareholders' Meetings shall be called by the Board of Directors, or, failing that, by the Statutory Auditors, or by any person empowered for this purpose. Meetings shall be held at the registered office or at any other location indicated in the notice of meeting.

Subject to exceptions provided by law, the notice of meeting must be given at least 15 days before the date of the Shareholders' Meeting. Where the Shareholders' Meeting was not able to transact business due to the lack of the required quorum, a second meeting and, if applicable, a second postponed meeting, must be called at least 10 days in advance in the same manner as the first meeting.

3.     The Shareholders' Meeting agenda shall be included in the notice of meeting and approved by the author of the notice.

The Shareholders' Meeting may discuss only the items of business on the agenda.

One or more shareholders representing at least the percentage of share capital required by law, and acting in accordance with legal requirements and within applicable time limits, may request that items of business or draft resolutions be included on the agenda.

An attendance sheet containing the information required by law shall be kept at each Shareholders' Meeting.

Shareholders' Meetings shall be chaired by the Chairperson of the Board of Directors or, in the Chairperson's absence, by a Board member appointed for this purpose by the Board of Directors. Failing this, the meeting itself shall elect a Chairperson.

Provided they are present and accept such duties, vote counting shall be performed by the two members of the Shareholders' Meeting who represent, either on their own behalf or as proxies, the greatest number of votes.

The meeting's officers ( "le bureau") shall name a secretary, who need not be a shareholder.

The duties of the meeting's officers shall be to verify, certify and sign the attendance sheet, ensure the proper conduct of discussions, settle any incidents occurring during the meeting, check the votes cast and ensure their legality, and ensure that meeting minutes have been prepared.

The minutes shall be prepared and copies or excerpts of the deliberations shall be issued and certified as required by law.

4.     Ordinary Shareholders' Meetings shall be those called to make any and all decisions that do not amend the Bylaws. They are called at least once a year within six months of each fiscal year-end in order to approve the Statutory and Consolidated Financial Statements for the fiscal year in question or, in the case of postponement, within the period established by court order.

Upon first notice, the Meeting shall only validly deliberate if the shareholders present or represented by proxy or voting by mail represent at least one fifth of the shares entitled to vote. Upon second notice, no quorum shall be required. Decisions shall be made by a majority of votes held by the shareholders present, represented by proxy, or voting by mail.

5.     Only the Extraordinary Shareholders' Meeting shall be authorized to amend any and all provisions of the Bylaws. The Meeting may not, however, increase shareholder commitments, except for properly executed transactions resulting from a reverse stock split.

Subject to the legal provisions governing capital increases by incorporation of reserves, profits or premiums, the Extraordinary Shareholders' Meeting shall only validly deliberate if the shareholders present, represented by proxy or voting by mail represent at least one fourth of all shares entitled to vote when called for the first time, or one fifth when called for the second time. If the latter quorum is not reached, the second Shareholders' Meeting may be postponed to a date no later than two months after the date for which it was called.

Subject to the same condition, the second Shareholders' Meeting shall make decisions by a two-thirds majority of the shareholders present, represented by proxy, or voting by mail.

ARTICLE 22 - SHAREHOLDERS' RIGHT TO OBTAIN INFORMATION

All shareholders shall be entitled to access the documents that give them full knowledge of relevant facts and enable them to make an informed judgment concerning the management and operation of the Company.

The nature of these documents and the conditions under which they are distributed or made available are set by law.

ARTICLE 23 - FISCAL YEAR

The fiscal year is twelve months, beginning January 1 and ending December 31 of each year.

ARTICLE 24 - STATUTORY AND CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors shall keep proper accounts of corporate activities and prepare statutory and consolidated financial statements, in compliance with applicable laws, regulations and standards.

ARTICLE 25 - ALLOCATION OF INCOME AS REPORTED IN THE STATUTORY FINANCIAL STATEMENTS

The income statement, which summarizes the income and expenses for the fiscal year, shows, after deduction of depreciation, amortization and provisions, the profit or loss for the fiscal year.

Of the earnings for the fiscal year less prior losses, if any, at least 5% is deducted to fund the legal reserve. This deduction ceases to be mandatory once the reserve has reached one tenth of the share capital; it resumes when, for any reason, the legal reserve falls below this one-tenth figure.

Distributable profits consist of the profits for the fiscal year, less prior losses, plus the amounts to be placed in reserves as required by law or the Bylaws, plus retained earnings. The Shareholders' Meeting may deduct from these earnings any sums it deems appropriate to allocate to any optional reserves or to carry forward to the next fiscal year.

Moreover, the Shareholders' Meeting may decide to distribute sums taken from reserves at its disposal, expressly indicating the reserve items from which such distributions are made. However, dividends shall first be taken from the distributable earnings for the fiscal year.

Except in the case of a capital reduction, no distribution may be made to shareholders when shareholders' equity is or would, as a result of such a distribution, be less than the amount of share capital plus reserves which the law or the Bylaws do not allow to be distributed. The revaluation surplus may not be distributed; it may be incorporated, in whole or in part, into the share capital.

ARTICLE 26 - PAYMENT OF DIVIDENDS

The dividend payout methods voted on by the Shareholders' Meeting shall be set by the Shareholders' Meeting or, failing that, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the fiscal year, unless such period is extended by court order.

The Ordinary Shareholders' Meeting may grant each shareholder, for all or part of the dividends to be distributed, the option to elect between payment of the dividends in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the fiscal year where the balance sheet prepared during or at a fiscal year-end and certified by a Statutory Auditor shows that the Company has made a profit since the prior fiscal year-end, after recognizing the necessary depreciation, amortization and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the Bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined. Subject to being previously authorized by the Shareholders' Meeting, the Board of Directors may propose to shareholders, for all or part of the interim dividends to be distributed, an option to elect between payment of the dividends in cash or in shares, subject to legal requirements.

Dividends not claimed within five years after the payment date shall be forfeited.

ARTICLE 27 - LIQUIDATION

Subject to the applicable legal provisions, the Company shall be in liquidation from the moment of its dissolution, however this is brought about. The Shareholders' Meeting shall then decide on the method of liquidation and appoint the liquidator(s). The legal entity of the Company shall continue for the purposes of liquidation, until its definitive closure.

The Company shall, insofar as all other liquidation conditions and arrangements are concerned, abide by the applicable legal provisions, subject to the rights of its shareholders as set forth in these Bylaws; specifically, after its liabilities have been discharged, any balance that may be available for distribution shall be divided equally between all of the shares.

ARTICLE 28 - DISPUTES

Any disputes that may arise during the life of the Company or, after its dissolution, during the process of liquidation, either between the shareholders, the management or administrative bodies and the Company, or between the shareholders themselves, relating to corporate affairs or the implementation of these Bylaws, shall be submitted to a court of competent jurisdiction where the registered office of the Company is located.